Exhibit 4.6.8

SEEF Holdings, LTD
888 Seventh Avenue
New York, NY 10106

March 7, 2003

Horst Hermann

MATAV Hungarian Telecommunications Company Ltd.

Krisztina krt. 55

H-1541 Budapest

Hungary

Re:   ELECTION TO EXERCISE

Dear Horst,

This is a Notice that SEEF Holdings, Ltd. (“SEEF”) elects to exercise the SEEF Put Option pursuant to the terms of Section 15.4.2.1 of the Subscription and Shareholders Deed dated as of 14 December 2000 (“Deed”) amongst Matav Hungarian Telecommunications Company Limited (“MATAV”), SEEF, and others. Capitalized terms not otherwise defined herein have the same meaning as in the Deed.

The undersigned hereby exercises the SEEF Put Option with respect to 50% of its shareholding in Stonebridge Communications AD (“Stonebridge”), or 2,077,311 Shares. Proceeds for the aforesaid Shares of € 20,988,336 should be remitted to the undersigned on May 15, 2003 in accordance with the wire transfer instructions set forth in Exhibit 1. Set forth in Exhibit 2 hereto are calculations of the SEEF Put Option proceeds pursuant to the terms of Section 15.4 of the Deed.

Yours Sincerely,

SEEF Holdings, Ltd.

By:	/s/ Ronald O. DRAKE
Ronald O. DRAKE

Title:	Director